CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of First Western Funds Trust and to the use of our report dated October 24, 2013 on the financial statements and financial highlights of First Western Fixed Income Fund and First Western Short Duration Bond Fund, each a series of shares of beneficial interest of First Western Funds Trust.  Such financial statements and financial highlights appear in the August 31, 2013 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
December 30, 2013